Exhibit 99.1

Investor Relations Contact:
Ken Lowe
Sigma Designs, Inc.
Tel: 408/957-9850
Fax: 408/957-9741
IR@sdesigns.com

For Immediate Release

SIGMA DESIGNS, INC. REPORTS FOURTH QUARTER AND YEAR-END RESULTS

MILPITAS, Calif. — March 21, 2006 — Sigma Designs®, Inc. (Nasdaq: SIGM), a leader in digital media processors for consumer appliances, announced results for its fourth fiscal quarter and year ended January 31, 2006.

Net revenues for the fourth quarter were $10.5 million up 24% from $8.5 million for the previous quarter and up 33% from $7.9 million reported for the same period last year. Sigma reported a net profit of $490,000 or $0.02 per basic and diluted share in the fourth quarter. This compares to a net profit of $1.9 million, or $0.09 per basic share and $0.08 per diluted share, for the previous quarter, and net loss of $17,000 or $0.00 per basic and diluted share during the same period one year ago. The increase in revenue was primarily attributable to increased sales into IPTV set-top boxes and portable media players, and the decrease in the fourth quarter net profit was primarily attributable to a one-time investment gain of $1.5 million recorded in third quarter.

For the year ended January 31, 2006, net revenues were $33.3 million, up 6% from $31.4 million reported for fiscal 2005. Sigma reported net income of $1.9 million which included total investment gain of $2.5 million, or $0.09 per basic share and $0.08 per diluted share in fiscal 2006 as compared to net income of $1.8 million or $0.09 per basic share and $0.08 per diluted share in fiscal 2005.

“We are pleased to report our second sequential increase in revenue along with another profitable quarter. We are also pleased with the range of accomplishments and overall profitability we achieved for fiscal 2006. We completed our fiscal year with two solid quarters of growth and a leading market position in the emerging IPTV set-top box market, as well as a solid position in the next generation high definition DVD market. We have maintained our technology leadership position with the launch of the SMP-8634, the first secure media processor with dual high-definition decoding for both H.264 and VC-1. Looking forward, we see strong top-line growth for our coming fiscal year,” said Thinh Tran, chairman and chief executive officer, Sigma Designs.

Recent business developments include:

•
Announced jointly that Moviebeam’s new set-top boxes are powered by Sigma’s EM8622 media processor, providing top quality audio/video output demanded by the new breakthrough movies-on-demand service. MovieBeam just recently launched its MovieBeam System in 29 major metropolitan areas across the United States, reaching nearly half of all U.S. households.

•
Announced that the company will work with Pioneer Corporation on the joint development of a full-featured Blu-ray DVD player using Sigma Designs’ SMP8630 family of media processors. Pioneer intends to be the first company to offer a high-quality, Blu-ray DVD player that contains all the key features expected from a high quality consumer product.

•
Announced the acquisition of Blue7 Communications, a privately held San Jose-based company focused on the development of advanced wireless technologies, and Ultra-Wideband (UWB) semiconductor products. The addition of a wireless division will broaden the company’s technology portfolio and enable greater levels of media processor integration.

•
Announced that Sigma’s Blue7 Communications subsidiary, demonstrated its second generation Windeo® RF device and introduced its patent-pending Intelligent Array RadioTM (IAR) technology that integrates three radios on a single chip. The Windeo chipset is based on the WiMedia UWB common radio platform, an all-CMOS UWB solution with RF and baseband chips, and is targeted for digital entertainment systems.

•
Announced jointly that Sigma is working in partnership with Widevine Technologies, to pre-integrate the patented Widevine Cypher® Virtual SmartCard™ with Sigma Designs’ EM8620 and SMP830 series media processors.

•	Announced that Tatung launched its new high-definition, digital set-top boxes that are based on Sigma’s SMP8634 media processor.

The conference call relating to fourth quarter and year-end results will take place following this announcement at 5:00 PM EDT today, March 21. The dial-in number is 800-901-5231 (international callers dial 617-786-2961) and the passcode is 18129965. Investors will have the opportunity to listen live to the conference call via the Internet through www.sigmadesigns.com/investors/overview or over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com).  To listen to the live call, please go to the Web site at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call by dialing into 1-888-286-8010 (international callers dial 617-801-6888) and use passcode 76263294. The audio replay will be available for one week after the call. For further information, please see the link on our website at www.sigmadesigns.com/.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding our expected operating performance and business prospects as we move into next year. Actual results may vary materially due to a number of factors including, but not limited to, general economic conditions, including continuance of the current economic conditions specific to the semiconductor industry, the rate of growth of the set-top box market in general, our ability to deploy and achieve market acceptance for Sigma products in these markets, the ability of our REALmagic MPEG silicon to compete with other technologies or products in these emerging markets, the risk that such products will not gain widespread acceptance, or will be rendered obsolete, by product offerings of competitors or by alternative technologies, the risk that anticipated design wins will not materialize and that actual design wins will not translate into launched product offerings, and other risks including delays in the manufacturer’s deployment of set-top boxes. Other risk factors are detailed from time to time in our SEC reports, including the report on Form 10-K for the year ended January 31, 2005 and the report on Form 10-Q for the quarter ended October 31, 2005. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Sigma undertakes no obligation to publicly release or otherwise disclose the result of any revision to these forward-looking statements that may be made as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Sigma Designs, Inc. Sigma Designs (Nasdaq: SIGM) specializes in silicon-based media processors for IPTV set-top boxes, digital media receivers, high definition DVD players, HDTV, and portable media players. The company’s award-winning REALmagic® Video Streaming Technology is used in a variety of consumer applications providing highly integrated solutions for high-quality decoding of H.264, WMV9, MPEG-4, MPEG-2 and MPEG-1. Headquartered in Milpitas, Calif., the company also has sales offices in China, Europe, Hong Kong, Japan, Korea and Taiwan. For more information, please visit the company’s web site at www.sigmadesigns.com/.REALmagic and Sigma Designs are registered trademarks of Sigma Designs. All other products and companies referred to herein are trademarks or registered trademarks of their respective companies.

###

Following are comparative, unaudited highlights of the fourth quarter and year-end results of fiscal 2006 and 2005:
(In thousands, except per share data)

Quarter ended January 31,	2006	2005

Net revenues	$10,487	$7,888
Net income (loss)	$490	$(17)
Basic net income per share	$0.02	$-
Basic weighted average shares	21,726	20,973
Diluted net income per share	$0.02	$-
Diluted weighted average shares	25,130	20,973

Year ended January 31,	2006	2005*

Net revenues	$33,320	$31,437
Net income	$1,884	$1,840
Basic net income per share	$0.09	$0.09
Basic weighted average shares	21,412	20,809
Diluted net income per share	$0.08	$0.08
Diluted weighted average shares	23,667	23,529

* Derived from audited statement of operations included in the Company's annual report on Form 10-K for the year ended January 31, 2005.

SIGMA DESIGNS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	January 31,	January 31,
	2006	2005*
Assets

Current assets:
Cash and cash equivalents	$16,827	$10,250
Short-term investments	9,525	8,529
Accounts receivable - net	4,951	6,417
Inventories	3,830	3,675
Prepaid expenses and other current assets	1,901	764

Total current assets	37,034	29,635

Equipment and leasehold improvements, net	1,474	1,756
Long-term investments	1,282	3,313
Other non-current assets	169	233

Total	$39,959	$34,937

Liabilities and shareholders' equity

Current liabilities:
Accounts payable	3,467	3,540
Accrued liabilities and other	2,031	2,097
Current portion of bank term loan	211	-

Total current liabilities	5,709	5,637

Bank term loan	233	-
Other long-term liabilities	102	188

Shareholders' equity:
Common stock	91,131	88,207
Accumulated other comprehensive income	23	28
Accumulated deficit	(57,239)	(59,123)

Total shareholders' equity	33,915	29,112

Total	$39,959	$34,937

*Derived from audited balance sheet included in the Company's annual report on Form 10-K for the year ended January 31, 2005.

SIGMA DESIGNS, INC,
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three months ended		Year ended
	January 31,		January 31,
	2006	2005	2006	2005*

Net revenues	$10,487	$7,888	$33,320	$31,437

Costs and expenses:
Costs of revenues	4,203	2,437	11,552	9,527
Research and development	3,391	2,934	14,041	11,648
Sales and marketing	1,363	1,241	5,076	4,804
General and administrative	1,228	1,395	4,131	4,209

Total costs and expenses	10,185	8,007	34,800	30,188

Income (Loss) from operations	302	(119)	(1,480)	1,249
Gain on sales of long-term investment	-	-	2,549	-
Interest and other income (expense), net	194	79	823	595

Income (loss) before income taxes	496	(40)	1,892	1,844
Provision for income taxes (benefits)	6	(23)	8	4

Net income (loss)	$490	$(17)	$1,884	$1,840

Basic net income (loss) per share	$0.02	$(0.00)	$0.09	$0.09
Shares used in computing per share amount	21,726	20,973	21,412	20,809

Diluted net income (loss) per share	$0.02	$(0.00)	$0.08	$0.08
Shares used in computing per share amount	25,130	20,973	23,667	23,529

* Derived from audited statement of operations included in the Company's annual report on Form 10-K for the year ended January 31, 2005.